DATA ACCESS SERVICES AGREEMENT

Reference is made to that certain Custodian Contract, dated as of March 7, 2008 (the “Agreement”) between each fund or series of a fund listed on Appendix A which evidences its agreement to be bound hereby by executing a copy of this Agreement (each such fund is individually hereinafter referred to as, the “Customer”) and STATE STREET BANK AND TRUST COMPANY, including its subsidiaries and affiliates (“State Street”). This Data Access Services Agreement (“DAS Agreement”) is entered into by the Customer and State Street to be effective as of the dates on Appendix A.

PREAMBLE

State Street has developed and utilizes, and permits its affiliates to utilize, proprietary accounting and other systems in connection with the provision of custody and other services by it or by its affiliates, and maintains (or its affiliates maintain) certain Customer related data (“Customer Data”) in databases under its control and ownership (the “System”) and State Street makes available certain tools that allow the Customer to obtain access to data in the System remotely for reporting and analysis and to perform certain reporting and analysis functions therewith (the “Data Access Services”). The term “System” shall include additional and successor systems through which State Street may from time to time provide Data Access Services to its customers.

State Street makes available to the Customer certain Data Access Services solely for the benefit of the Customer, and intends to provide additional services, consistent with the terms and conditions of the Agreement.

1. SYSTEM AND DATA ACCESS SERVICES

a. System. Subject to the terms and conditions of this DAS Agreement, State Street hereby agrees to provide the Customer and its designated investment advisors, consultants and third parties authorized by State Street (“Authorized Designees”) with access to the System, on a remote basis solely on computer hardware, system software and telecommunication links of the Customer or the Authorized Designees and solely with respect to the Customer Data (the “Designated Configuration”).

b. Data Access Services. State Street agrees to make available to the Customer and its Authorized Designees the Data Access Services subject to the terms and conditions of this DAS Agreement.

2. NO USE OF THIRD PARTY SYSTEMS-LEVEL SOFTWARE

State Street and the Customer acknowledge that in connection with the Data Access Services provided under this DAS Agreement, the Customer and its Authorized Designees will have access, through the Data Access Services, to Customer Data and to functions of State Street’s proprietary systems; provided, however that in no event will the Customer or its Authorized Designees have direct access to any third party systems-level software that retrieves data for, stores data from, or otherwise supports the System.

3. LIMITATION ON SCOPE OF USE

a. Designated Equipment; Designated Locations. The System and the Data Access Services shall be used and accessed solely on and through the Designated Configuration at the offices of the Customer and/or its Authorized Designees (as specified in Annex A) (hereinafter referred to as the “Designated Locations”).

b. Designated Configuration; Trained Personnel. State Street and the Customer agree that each will engage or retain the services of trained personnel and, with respect to the Customer, will cause its Authorized Designees to retain the services of trained personnel, to enable the parties to perform their respective obligations under this DAS Agreement. State Street agrees to use commercially reasonable efforts to maintain the System so that it remains serviceable for Customer’s use as contemplated herein, provided, however, that State Street does not guarantee or assure uninterrupted remote access use of the System.

c. Scope of Use. The Customer and its Authorized Designees will use the System and the Data Access Services only for accessing books of account for the Customer and retrieving data for purposes of reporting and analysis. The Customer, its employees and agents shall not, and the Customer shall cause its Authorized Designees not to, (i) permit any third party to use the System or the Data Access Services, (ii) sell, rent, license or otherwise use the System or the Data Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this DAS Agreement, (iii) use the System or the Data Access Services for any fund, trust or other investment vehicle other than the Customer, (iv) allow access to the System or the Data Access Services through terminals or any other computer or telecommunications facilities located outside the Designated Locations, (v) allow or cause any information (other than portfolio holdings, valuations of portfolio holdings, and other information reasonably necessary for the management or distribution of the assets of the Customer) transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Data Access Services to be redistributed or retransmitted to another computer, terminal or other device other than use for or on behalf of the Customer or (vi) modify the System in any way.

d. Other Locations. In the event of an emergency or System shutdown, the Customer may use any back-up site included in the Designated Locations or any other back-up site, upon State Street’s prior written approval, which approval will not be unreasonably withheld. Such back-up access by the Customer to the System or the Data Access Services shall be accessed through computer and telecommunications facilities or devices complying with the Designated Configuration.

e. Title. Title and all ownership and proprietary rights to the System, including any enhancements or modifications thereto, whether or not made by State Street, are and shall remain with State Street.

f. No Modification. Without the prior written consent of State Street, the Customer and its Authorized Designees shall not modify, enhance or otherwise create derivative works based upon the System, nor shall the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

g. Security Procedures. The Customer and its Authorized Designees shall comply with data access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be reasonably issued from time to time by State Street for use of the System on a remote basis and to access the Data Access Services. The Customer and its Authorized Designees shall have access only to the Customer Data and authorized transactions as permitted by Section 3(c) herein. Upon notice from State Street, the Customer and its Authorized Designees shall discontinue remote use of the System and access to Data Access Services for any security reasons cited by State Street; provided that in such event State Street shall continue to provide accounting and custody services under the terms of the Agreement. State Street shall use commercially reasonable efforts to restore Customer’s remote access to and use of the System as quickly as possible.

h. Inspections. On an annual basis, or more frequently if upon Customer’s prior written consent, which consent shall not be unreasonably withheld, State Street shall have the right to inspect the use of the System and the Data Access Services by the Customer and its Authorized Designees to ensure compliance with this DAS Agreement. The on-site inspections shall be upon prior written notice to the Customer and the Authorized Designees and at reasonably convenient times and frequencies so as not to result in an unreasonable disruption of the Customer’s or the Authorized Designee’s business. Such inspections shall be conducted only by State Street employees bound by an obligation to maintain the confidentiality of the Customer Data and other Customer information in the manner set forth in Section 4 of this DAS Agreement.

4. PROPRIETARY INFORMATION

a. State Street Confidential Information. The Customer acknowledges, based upon State Street’s representations that the System and the databases, computer programs, screen formats, report formats, interactive design techniques, documentation and other information made available to the Customer and its Authorized Designees by State Street as part of the Data Access Services and through the use of the System constitute copyrighted, trade secret, or other proprietary information of substantial value to State Street. Any and all such information provided by State Street to the Customer and its Authorized Designees shall be deemed proprietary and confidential information of State Street (hereinafter “State Street Confidential Information”). The Customer agrees that it will hold, and shall cause its Authorized Designees to hold, such State Street Confidential Information in strictest confidence and secure and protect it in a manner which shall be measured by the manner consistent with its own procedures for the protection of its own confidential information of a similar nature and to take appropriate action by instruction or agreement with its employees who are permitted access to the State Street Confidential Information to satisfy its obligations hereunder. The Customer shall, and shall cause its Authorized Designees to, use all commercially reasonable efforts to assist State Street in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

b. Customer Confidential Information. As used herein, “Customer Confidential Information” shall include the Customer Data and all information of the Customer to which State Street has had access in connection with the performance of this DAS Agreement and the Agreement whether in oral, written, graphic or machine-readable form, including without limitation, specifications, user operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Customer’s business. Customer Confidential Information shall also include confidential information received by the Customer from a third party. State Street agrees that it will hold such Customer Confidential Information in strictest confidence and secure and protect it in a manner consistent with its own procedures for the protection of its own confidential information and to take appropriate action by instruction or agreement with its employees who are permitted access to the Customer Confidential Information to satisfy its obligations hereunder. State Street shall use all commercially reasonable efforts to assist the Customer in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

c. Proprietary Information. The Customer Confidential Information and State Street Confidential Information shall hereinafter be referred to as “Proprietary Information”. Notwithstanding anything to the contrary contained in this DAS Agreement, Proprietary Information shall not include information which: (i) is in the public domain at the time of disclosure; (ii) was in the possession of or demonstrably known by the recipient prior to its receipt from the disclosing party; (iii) is independently developed by recipient without use of the Proprietary Information; or (iv) becomes known to recipient from a source other than disclosing party without breach of this DAS Agreement.

If the receiving party is requested or required to disclose Proprietary Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the receiving party shall provide the disclosing party with notice of such request(s) so that the disclosing party may seek an appropriate protective order. In the event that the disclosing party is, in the opinion of its counsel, compelled to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the receiving party may disclose such information in accordance with and for the limited purpose of compliance with the Court Order, without liability hereunder.

d. Cooperation. Without limitation of the foregoing, each of the parties hereto shall advise the other immediately upon learning or having reason to believe that any person with access to the Proprietary Information (including, without limitation, any Authorized Designees), or any portion thereof, has violated or intends to violate the terms of this DAS Agreement, and each of the parties hereto will, at its expense, reasonably cooperate with the other in seeking injunctive or other equitable relief in the name of the Customer or State Street against any such person.

e. Injunctive Relief. Each of the parties hereto acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, may immediately give rise to continuing irreparable injury to the other inadequately compensable in damages at law. In addition, each of the parties hereto shall be entitled to seek immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

f. Survival. The provisions of this Section 4 shall survive the termination of the Agreement and this DAS Agreement.

5. LIMITATION ON LIABILITY

a. Limitation on Amount and Time for Bringing Action. The Customer agrees that any liability of State Street to the Customer or its Authorized Designees arising out of State Street’s provision of Data Access Services or the System under this DAS Agreement shall be limited to the maximum amount of three million dollars in total for any losses, damages and costs for the term of this DAS Agreement, for the particular system product services that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. State Street agrees that any liability of the Customer to State Street or any third party arising out of the Customer’s access to and use of Data Access Services or the System under this DAS Agreement shall be limited to the maximum amount of three million dollars in total for any losses, damages and costs for the term of this DAS Agreement for the particular system product services that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. No action, regardless of form, arising out of this DAS Agreement may be brought by either party more than two years after such party has knowledge that the cause of action has arisen, provided however, that the limitations set forth in this Section 5(a) shall not apply to any amounts for which either party is or becomes liable under Section 4 or Section 8 of this DAS Agreement, or due to personal injury or property damage arising out of either party’s performance of its obligations hereunder.

b. NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE BY STATE STREET.

c. Third-Party Data. Organizations from which State Street may obtain certain data included in the System or the Data Access Services are solely responsible for the contents of such data, and State Street shall have no liability for claims under this DAS Agreement arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

d. Regulatory Requirements. As between State Street and the Customer, the Customer shall be solely responsible for the accuracy of any accounting statements or reports produced by the Customer or its Authorized Designees using the Data Access Services and the System and the conformity thereof with any requirements of law.

e. Force Majeure. Neither party shall be liable under this DAS Agreement for any costs or damages due to delay or nonperformance under this DAS Agreement arising out of any cause or event beyond such party’s control, including without limitation, cessation of services hereunder or any damages resulting therefrom to the other party, or the Customer as a result of work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, or communication disruption.

6. SYSTEM INTEGRITY

State Street represents, warrants and covenants that: (a) immediately prior to delivery of any component of the Data Access Services (a “Deliverable”), it shall use the then current version of one of the leading commercially available virus detection software programs, to test the Deliverable to ensure that the Deliverable does not contain any computer code designed to disrupt, disable, harm, or otherwise impede, including esthetical disruptions or distortions, the operation of the Data Access Services, or any of Customer’s other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (b) the Deliverables shall not contain any computer code that would disable the Data Access Services or impair in any way its operation based on the elapsing of a period of time, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices), and (c) the Deliverables shall not contain any computer code that would permit the unauthorized access to the Data Access Services or Customer’s computer systems (sometimes referred to as “traps”, “access codes” or “Trap door” devices) or any other harmful, malicious or hidden procedures, routines or mechanisms that which would cause the Data Access Services to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

7. TITLE

State Street represents and warrants that it has title to its proprietary systems being accessed hereunder. As such title holder, State Street has the right to grant the Customer access to State Street’s proprietary systems pursuant to this DAS Agreement.

8. INTELLECTUAL PROPERTY INDEMNIFICATION

a. State Street agrees to defend and/or handle at its own expense, any claim or action against the Customer for actual or alleged infringement of any intellectual or industrial property right, including without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar property rights, based upon the System, any portion thereof and/or Customer’s use thereof. State Street further agrees to indemnify and hold Customer harmless from and against any and all liabilities, costs, losses, damages and expenses (including reasonable attorney’s fees) associated with such claim or action. Customer shall promptly notify State Street of any such claim or action. Customer shall reasonably cooperate with State Street in the defense of such claim or action at State Street’s expense.

b. State Street shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise. In the event that State Street receives a complaint naming the Customer as defendant or codefendant, State Street shall notify the Customer promptly. State Street shall be further obligated to notify the Customer five (5) days prior to the date the first appearance or answer is due under such complaint in the event that State Street has not appointed counsel. Upon such notice, the Customer may elect to appoint its own representation for purposes of entering the Customer’s appearance or answer, as applicable, in response to such complaint at State Street’s expense.

c. If the System becomes or in State Street’s reasonable opinion is likely to become the subject of any such claim or action, then, State Street shall either: (i) procure for Customer the right to continue using the System as contemplated hereunder; (ii) modify the System to render the same non-infringing (provided such modification does not adversely affect Customer’s use as reasonably determined by State Street) or (iii) replace same with equally suitable, functionally equivalent, compatible non-infringing system. If none of the foregoing is possible and if such System is found to infringe, State Street shall have the right to terminate this DAS Agreement.

9. FEES

Fees and charges for the use of the System and the Data Access Services and related payment terms shall be as set forth in the Customer’s Fee Schedule in effect from time to time between the parties (the “Fee Schedule”). Any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this DAS Agreement, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street) shall be borne by the Customer. Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

10. TRAINING AND SUPPORT

a. Training. State Street agrees to provide training, at a designated State Street training facility or at a Designated Location, to the Customer’s and Authorized Designees’ personnel in connection with the use of the System on the Designated Configuration as reasonably requested by the Customer. The Customer agrees that it will, and will cause its Authorized Designees to, set aside, during regular business hours or at other times agreed upon by both parties, sufficient time to enable all operators of the System and the Data Access Services, designated by the Customer or its Authorized Designees, to receive the training offered by State Street pursuant to this DAS Agreement.

b. Support. During the term of this DAS Agreement, State Street agrees to provide the support services set out in Attachment A to this DAS Agreement. However, the Customer shall be solely responsible for the timely acquisition and maintenance of the hardware and software that attach to the Designated Configuration in order to use the Data Access Services at the Designated Locations.

11. TERM OF AGREEMENT

a. Term of Agreement. This DAS Agreement shall become effective as of the date of the execution of the Agreement by State Street and the Customer and shall remain in full force and effect until the DAS Agreement terminated as herein provided.

b. Termination of Agreement. Any party may terminate this DAS Agreement (i) for any reason by giving the other parties at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination; or (ii) immediately where the other party, having failed to comply with any material term and condition of the DAS Agreement, fails to cure such non-compliance within thirty (30) days after written notice thereof provided however that State Street shall have the right to immediately suspend services in the event of a known or suspected security breach. In the event the Customer shall cease doing business, shall become subject to proceedings under the bankruptcy laws (other than a petition for reorganization or similar proceeding) or shall be adjudicated bankrupt, this DAS Agreement and the rights granted hereunder shall, at the option of State Street, immediately terminate with notice to the Customer. This DAS Agreement shall in any event terminate as to the Customer within ninety (90) days after the termination of the Agreement.

c. Termination of the Right to Use. Upon termination of this DAS Agreement for any reason, any right to use the System and access to the Data Access Services shall terminate and the Customer and its Authorized Designees shall immediately cease use of the System and the Data Access Services. Immediately upon termination of this DAS Agreement for any reason, the Customer and its Authorized Designees shall return to State Street all copies of documentation and other Proprietary Information in its possession; provided, however, that in the event that either party terminates this DAS Agreement or the Agreement for any reason other than the Customer’s breach, State Street shall provide the Data Access Services for a period of time and at a price to be agreed upon by the parties.

12. MISCELLANEOUS

a. Assignment; Successors. This DAS Agreement and the rights and obligations of the Customer and State Street hereunder shall not be assigned by a party without the prior written consent of the other parties, except that a party may assign this DAS Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by, or under common control with State Street or the Customer, as applicable; provided, however, that Customer may not assign this DAS Agreement and/or the rights and obligations hereunder to any competitor of State Street.

b. Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this DAS Agreement.

c. Entire Agreement. This DAS Agreement and the attachments hereto constitute the entire understanding of the parties hereto with respect to the Data Access Services and the use of the System and supersedes any and all prior or contemporaneous representations or agreements, whether oral or written, between the parties as such may relate to the Data Access Services or the System, and cannot be modified or altered except in a writing duly executed by the parties. This DAS Agreement is not intended to supersede or modify the duties and liabilities of the parties hereto under the Agreement or any other agreement between the parties hereto. No single waiver or any right hereunder shall be deemed to be a continuing waiver.

d. Severability. If any provision or provisions of this DAS Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

e. Governing Law. This DAS Agreement shall be interpreted and construed in accordance with the internal laws of the State of New York without regard to the conflict of laws provisions thereof.

f. Personnel. The personnel of each party, when on the premises of the other, shall comply with the security and other personnel regulations of the party on whose premises such person is on.

g. No Waiver. Any forbearance or delay on the part of either party in enforcing any provision of this DAS Agreement or any of its rights hereunder shall not be construed as a waiver of such provision or of a right to enforce same for such occurrence or any future occurrence.

h. Independent Contractor. State Street acknowledges that it is acting as an independent contractor and that nothing in this DAS Agreement shall be construed to create an employment relationship between State Street and the Customer. State Street is not authorized to enter into contracts or agreements on behalf of Customer or to otherwise create obligations of Customer to third parties except as contemplated in the Agreement. Subject to Section 9, State Street shall be responsible for and shall maintain adequate records of expenses it shall incur in the course of performing any services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal or state or local tax authority with respect to its performance of any services hereunder. Neither federal, nor state nor local income tax of any kind shall be withheld or paid by Customer on behalf of State Street or the employees of State Street. State Street’s personnel shall not be treated as employees of Customer.

i. Duplication. Customer may duplicate all manuals and other documentation provided by State Street for use solely in accordance with the terms of the DAS Agreement. In so doing, Customer agrees that any copyright and other proprietary notices on such manuals and other documentation will be reproduced.

j. Modification and Notice. No modifications of this DAS Agreement shall be valid or binding on either party except by a written agreement signed by the parties hereto. All notices or other communications given or permitted hereunder shall be in writing and mailed by registered or certified mail, sent to the address set forth below or such other addresses as a party shall have theretofore designated by notice in writing. Notice shall be deemed given on the date such notice is deposited in the United States mail, duly addressed, and with postage prepaid by the sending party.

To the Customer:	Morgan Stanley Investment Management
522 Fifth Avenue
NewYork, NY 10036
Attention: General Counsel
Telephone: 800-869-6397
Telecopy: 212-507-1989

To State Street:	State Street Bank and Trust Company
1200 Crown Colony Drive
Crown Colony Office ParkQuincy, MA 02169
Attention: Matt Malkasian
Telephone: 617-537-4685
Telecopy: 617-451-4786

k. Injunctive Relief. In addition to any other rights and remedies available to the parties hereunder, each of State Street and the Customer hereto acknowledges and agrees that certain of its obligations to the other party hereunder are of a unique character and agrees that any breach of such obligations may result in irreparable and continuing damage to the other party for which there may be no adequate remedy in damages. Notwithstanding anything to the contrary in this DAS Agreement, the other party may be entitled to seek injunctive relief and/or other equitable relief, and such further relief as may be proper from a court with competent jurisdiction.

l. Authorized Designees. By its execution of the Agreement, the Customer (a) confirms to State Street that it informs all Authorized Designees of the terms of this DAS Agreement and (b) accepts responsibility for its Authorized Designees’ compliance with the terms of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 7th day of March, 2008.

ATTEST		EACH CUSTOMER LISTED ON APPENDIX A
	/s/ Alice J. Stein	By	/s/ Ronald E. Robison
Name:	Alice J. Stein (Gerstel)		Ronald E. Robison
Title:	Assistant Secretary		President and Principal Executive Officer

ATTEST	STATE STREET BANK AND TRUST COMPANY
/s/ Marvin Rau	By	/s/ Joseph L. Hooley
Marvin Rau		Joseph L. Hooley
Vice President		Vice Chairman

Appendix A, effective as of March 7, 2008

List of Funds

Morgan Stanley Series Funds

•	Commodities Alpha Fund

Appendix A, effective as of May 2, 2008

List of Funds

Open-End Retail Funds

Taxable Money Market Funds

1.	Active Assets Government Securities Trust
2.	Active Assets Institutional Government Securities Trust
3.	Active Assets Institutional Money Trust
4.	Active Assets Money Trust
5.	Morgan Stanley Liquid Asset Fund Inc.
6.	Morgan Stanley U.S. Government Money Market Trust

Tax-Exempt Money Market Funds

7.	Active Assets California Tax-Free Trust
8.	Active Assets Tax-Free Trust
9.	Morgan Stanley California Tax-Free Daily Income Trust
10.	Morgan Stanley New York Municipal Money Market Trust
11.	Morgan Stanley Tax-Free Daily Income Trust

Equity Funds

12.	Morgan Stanley Allocator Fund
13.	Morgan Stanley Capital Opportunities Trust
14.	Morgan Stanley Convertible Securities Trust
15.	Morgan Stanley Dividend Growth Securities Inc.
16.	Morgan Stanley Equally-Weighted S&P 500 Fund
17.	Morgan Stanley European Equity Fund Inc.
18.	Morgan Stanley Financial Services Trust
19.	Morgan Stanley Focus Growth Fund
20.	Morgan Stanley Fundamental Value Fund
21.	Morgan Stanley Global Advantage Fund
22.	Morgan Stanley Global Dividend Growth Securities
23.	Morgan Stanley Health Sciences Trust
24.	Morgan Stanley Institutional Strategies Fund
25.	Morgan Stanley International Fund
26.	Morgan Stanley International SmallCap Fund
27.	Morgan Stanley International Value Equity Fund
28.	Morgan Stanley Japan Fund
29.	Morgan Stanley Mid Cap Growth Fund
30.	Morgan Stanley Mid-Cap Value Fund
31.	Morgan Stanley Multi-Asset Class Fund

32.	Morgan Stanley Nasdaq-100 Index Fund
33.	Morgan Stanley Natural Resource Development Securities Inc.
34.	Morgan Stanley Pacific Growth Fund Inc.
35.	Morgan Stanley Real Estate Fund
36.	Morgan Stanley Small-Mid Special Value Fund
37.	Morgan Stanley Series Funds
•	Diversified International Equity Fund
•	Diversified Large Cap Equity Fund
•	Commodities Alpha Fund
38.	Morgan Stanley S&P 500 Index Fund
39.	Morgan Stanley Special Growth Fund
40.	Morgan Stanley Special Value Fund
41.	Morgan Stanley Technology Fund
42.	Morgan Stanley Total Market Index Fund
43.	Morgan Stanley Utilities Fund
44.	Morgan Stanley Value Fund

Balanced Funds

45.	Morgan Stanley Balanced Fund

Asset Allocation Fund

46.	Morgan Stanley Strategist Fund

Specialty Funds

47.	Morgan Stanley FX Series Funds
•	FX Alpha Strategy Portfolio
•	FX Alpha Plus Strategy Portfolio

Taxable Fixed-Income Funds

48.	Morgan Stanley Flexible Income Trust
49.	Morgan Stanley Income Trust
50.	Morgan Stanley High Yield Securities Inc.
51.	Morgan Stanley Limited Duration Fund
52.	Morgan Stanley Mortgage Securities Trust
53.	Morgan Stanley Limited Duration U.S. Government Trust
54.	Morgan Stanley U.S. Government Securities Trust
(1)	Fund is not yet effective

Tax-Exempt Fixed-Income Funds

55.	Morgan Stanley California Tax-Free Income Fund
56.	Morgan Stanley Limited Term Municipal Trust
57.	Morgan Stanley New York Tax-Free Income Fund
58.	Morgan Stanley Tax-Exempt Securities Trust

Special Purpose Funds

59.	Morgan Stanley Select Dimensions Investment Series
•	Balanced Portfolio

•	Capital Growth Portfolio
•	Capital Opportunities Portfolio
•	Developing Growth Portfolio
•	Dividend Growth Portfolio
•	Equally-Weighted S&P 500 Portfolio
•	Focus Growth Portfolio
•	Flexible Income Portfolio
•	Global Equity Portfolio
•	Money Market Portfolio
•	Utilities Portfolio
60.	Morgan Stanley Variable Investment Series
•	Aggressive Equity Portfolio
•	Capital Opportunities Portfolio
•	Dividend Growth Portfolio
•	European Equity Portfolio
•	Global Advantage Portfolio
•	Global Dividend Growth Portfolio
•	High Yield Portfolio
•	Income Builder Portfolio
•	Limited Duration Portfolio
•	Money Market Portfolio
•	Income Plus Portfolio
•	S&P 500 Index Portfolio
•	Strategist Portfolio
•	Utilities Portfolio

Closed-End Retail Funds

Taxable Fixed-Income Closed-End Funds

61.	Morgan Stanley Income Securities Inc.
62.	Morgan Stanley Prime Income Trust

Tax-Exempt Fixed-Income Closed-End Funds

63.	Morgan Stanley California Insured Municipal Income Trust
64.	Morgan Stanley California Quality Municipal Securities
65.	Morgan Stanley Insured California Municipal Securities
66.	Morgan Stanley Insured Municipal Bond Trust
67.	Morgan Stanley Insured Municipal Income Trust
68.	Morgan Stanley Insured Municipal Securities
69.	Morgan Stanley Insured Municipal Trust
70.	Morgan Stanley Municipal Income Opportunities Trust
71.	Morgan Stanley Municipal Income Opportunities Trust II
72.	Morgan Stanley Municipal Income Opportunities Trust III
73.	Morgan Stanley Municipal Premium Income Trust
74.	Morgan Stanley New York Quality Municipal Securities
75.	Morgan Stanley Quality Municipal Income Trust
76.	Morgan Stanley Quality Municipal Investment Trust
77.	Morgan Stanley Quality Municipal Securities

ATTACHMENT A

SUPPORT SERVICES

During the term of this DAS Agreement, State Street agrees to provide the following on-going support services, as amended from time to time by State Street:

a. Telephone Support. The Customer Designated Persons may contact State Street’s customer support between the hours of 7:00 a.m. and 7:00 p.m. (EST) on all business days for the purpose of obtaining answers to questions about the use of the System, or to report apparent problems with the System. The Customer shall provide to State Street a list of persons who shall be permitted to use the System and the Data Access Services (such persons being referred to as “the Customer Designated Persons”).

b. Technical Support. State Street will provide technical support to assist the Customer in using the System through the Data Access Services. Technical support for installation and providing training at the time of installation is subject to the fees and other terms set forth in the Fee Schedule.

c. Maintenance Support. State Street shall use commercially reasonable efforts to correct System functions that prevent Customer from using the System or the Data Access Services in accordance with the documentation provided to Customer by State Street or that cause the System or the Data Access Services to provide incorrect information or to create incorrect results.

d. Customer Modifications. In the event the Customer desires custom modifications in connection with its use of the System, the Customer shall make a written request to State Street providing specifications for the desired modification. Any custom modifications may be undertaken by State Street in its sole discretion and may be subject to negotiation of the Fee Schedule.

e. Limitation on Support. State Street shall have no obligation to support the Customer’s use of the System: (i) for use on any computer equipment or telecommunication facilities which does not conform to the Designated Configuration or (ii) in the event the Customer has modified the System in breach of this DAS Agreement.

ANNEX A

DESIGNATED LOCATIONS

MORGAN STANLEY SERVICES COMPANY INC.

1221 Avenue of the Americas

New York, NY 10020

MORGAN STANLEY SERVICES COMPANY INC.

Harborside Financial Center

Plaza Two

Jersey City, NJ 07311-3911

MORGAN STANLEY INVESTMENT MANAGEMENT

522 Fifth Avenue

New York, NY 10036